 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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INFORMATION REQUIRED IN PROXY STATEMENT
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STEMCELLS, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on June 3, 2010
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS OF STEMCELLS, INC.
QUORUM, REQUIRED VOTES AND METHOD OF TABULATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
INFORMATION CONCERNING DIRECTORS OF THE COMPANY
INFORMATION CONCERNING EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
Executive Officer Compensation Tables
Summary Compensation Table
PRINCIPAL ACCOUNTING FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NUMBER 1 Election of Directors
NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERMS TO EXPIRE 2013
INCUMBENT CLASS II DIRECTORS -- TERMS EXPIRE 2011
INCUMBENT CLASS III DIRECTORS -- TERMS TO EXPIRE 2012
PROPOSAL NUMBER 2 Ratification of Selection of Independent Public Accountants
OTHER MATTERS

STEMCELLS, INC.
3155 Porter Drive
Palo Alto, California 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 3, 2010

To the Stockholders of STEMCELLS, INC.

Notice is hereby given that the Annual Meeting of Stockholders of StemCells, Inc. (“StemCells” or the “company”) will be held on Thursday, June 3, 2010, at 2 p.m., local time, at 3155 Porter Drive, Palo Alto, California 94304 for the following purposes:

1. to elect the two Class I directors named in the accompanying proxy materials to serve until the 2013 Annual Meeting of Stockholders;

2. to consider and vote upon a proposal to ratify the selection of Grant Thornton LLP as independent public accountants for the company for the fiscal year ending December 31, 2010; and

3. to transact any and all other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on Friday, April 9, 2010, as the record date for determining those stockholders who are entitled to notice of, and to vote at, the annual meeting of stockholders and any postponements or adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of common stock of StemCells is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting.

This year, we are taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Please read the proxy materials carefully. All stockholders are invited to attend the Annual Meeting. Your vote is important, and the company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Kenneth B. Stratton, J.D.
Secretary

April 22, 2010
Palo Alto, California

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
STEMCELLS, INC.

The accompanying proxy is solicited on behalf of the Board of Directors of StemCells, Inc. (the “company”) for use at its annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 3, 2010, at 2 p.m., local time, at the company’s headquarters at 3155 Porter Drive, Palo Alto, California 94304. The company will bear the cost of solicitation of proxies. Directors, officers and employees of the company may solicit proxies by telephone, facsimile or in person for no additional compensation. The company will reimburse banks, brokerage firms, proxy solicitors, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

The Board has fixed the close of business on Friday, April 9, 2010, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof. There were 119,673,325 shares of our common stock, $.01 par value, outstanding on April 9, 2010, each of which is entitled to one vote for each share on the matters to be voted upon.

Shares of our common stock represented by proxies in the form enclosed that are properly executed and returned to us and not revoked will be voted as specified in the proxy by the stockholder. In the absence of contrary instructions, or in instances where no specifications are made, the shares will be voted:

(i) FOR the election as directors of the nominees as described herein under “Proposal Number 1 — Election of Directors;”

(ii) FOR ratification of the selection of accountants as described herein under “Proposal Number 2 — Ratification of Selection of Independent Public Accountants;” and

(iii) in the discretion of the named proxies as to any other matter that may properly come before the Annual Meeting.

Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the company’s corporate secretary a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may revoke his, her or its proxy and vote his, her or its shares at the Annual Meeting.

Our 2010 Proxy Materials are Available on the Internet.  This year we have elected to provide access to our proxy materials over the Internet in accordance with rules adopted by the Securities and Exchange Commission. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, which will instruct them as to how they may access and review all of the proxy materials on the Internet and how they may submit their proxy on the Internet. Any stockholder wishing to receive a paper copy of our proxy materials can request them from us by following the instructions found in the Notice for requesting such materials, or by calling 1 (800) 579-1639. Requests for a paper copy of our proxy materials should be made on or before May 20, 2010 to facilitate timely delivery.

How to vote shares at our 2010 Annual Meeting.

This year company stockholders may cast their vote in any of the following ways:

Vote by Internet.  Any stockholder can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on June 2, 2010.

Vote by Phone.  Any stockholder can vote by phone by following the instructions on the proxy card and calling 1 (800) 690-6903 up until 11:59 p.m. (EDT) on June 2, 2010.

Vote by Mail.  Any stockholder that receives proxy materials by mail can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, such a stockholder can mail the completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The completed card must be received no later than June 2, 2010.

Voting at the Annual Meeting.  All company stockholders are invited to attend the Annual Meeting in person. Any stockholder that attends the meeting in person may deliver a completed proxy card in person or vote by completing a ballot, which will be available at the meeting. However, each stockholder intending to vote in person at the Annual Meeting should note that if his, her or its shares are held in the name of a bank, broker or other nominee, such stockholder must obtain a legal proxy, executed in his, her or its favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders should allow enough time prior to the Annual Meeting to obtain this proxy from the holder of record, if needed.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

Consistent with Delaware law and the company’s amended and restated by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The company will appoint one or more election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

Election of directors by stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are either present in person or represented by proxy. The approval of the proposal to ratify the selection of accountants will require a majority of the votes properly cast to be affirmative.

The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors or the selection of accountants.

Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his, her or its proxy at any time before it is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the number of shares of our common stock beneficially owned, as of April 1, 2010, by (i) each of our directors, (ii) each of our named executive officers, and (iii) our directors and executive officers as a group. To our knowledge, there are no beneficial owners of more than 5% of our common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of April 1, 2010. Unless otherwise indicated, we believe that each person named below, based on information furnished by such owners, holds sole investment and voting power with respect to such shares, subject to community property laws where applicable. We calculated percentage ownership in accordance with the rules of the SEC using the total number of shares outstanding as of April 1, 2010, as well as shares deemed to be outstanding for such owner because of outstanding rights to acquire common stock that are currently exercisable or will be exercisable within 60 days of April 1, 2010.

	Amount and
	Nature of	Percentage of
	of Beneficial	Class Beneficially
Name and Address of Beneficial Owner*	Ownership	Owned

Eric Bjerkholt(1)	70,000	**
Stewart Craig(2)	89,711	**
Ricardo Levy(3)	122,165	**
Martin McGlynn(4)	1,943,542	1.62%
Roger Perlmutter(5)	143,503	**
John Schwartz(6)	133,000	**
Ken Stratton(7)	153,957	**
Ann Tsukamoto(8)	704,356	**
Irving Weissman(9)	859,107	**
Rodney Young(10)	730,622	**
All directors and executive officers as a group	4,949,963	4.14%

*	The address of all persons listed in the table is c/o StemCells, Inc., 3155 Porter Drive, Palo Alto, California 94304.

**	Less than one percent.

(1)	Includes 70,000 shares issuable upon exercise of stock options exercisable within 60 days.

(2)	Includes 83,333 shares issuable upon exercise of stock options exercisable within 60 days. Includes 6,378 shares included in Dr. Craig’s 401(k) plan.

(3)	Includes 122,165 shares issuable upon exercise of stock options exercisable within 60 days.

(4)	Includes 1,909,677 shares issuable upon exercise of 1,851,011 stock options and 58,666 restricted stock units, exercisable or vesting within 60 days. Includes 33,865 shares included in Mr. McGlynn’s 401(k) plan.

(5)	Includes 143,503 shares issuable upon exercise of stock options exercisable within 60 days.

(6)	Includes 133,000 shares issuable upon exercise of stock options exercisable within 60 days.

(7)	Includes 153,957 shares issuable upon exercise of 130,624 stock options and 23,333 restricted stock units, exercisable or vesting within 60 days.

(8)	Includes 639,475 shares issuable upon exercise of 616,142 stock options and 23,333 restricted stock units, exercisable or vesting within 60 days. Includes 42,047 shares included in Dr. Tsukamoto’s 401(k) plan. Includes a total of 22,834 shares held in trusts for the benefit of Dr. Tsukamoto and her family members, including 4,000 shares owned by Dr. Tsukamoto’s parents as to which she disclaims beneficial ownership.

(9)	Includes 220,292 shares issuable upon exercise of stock options exercisable within 60 days. Includes 14,511 shares held in trust for Dr. Weissman’s children as to which he disclaims beneficial ownership.

(10)	Includes 730,622 shares issuable upon exercise of 673,956 stock options and 56,666 restricted stock units, exercisable or vesting within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to us, or written representations from the reporting persons that no Form 5 was required, we believe that, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except that (i) one executive officer, Dr. Craig, failed to timely file a Form 4 by one day to report the award of restricted stock units and options by the company as equity compensation, and (ii) one executive officer, Mr. Young, failed to timely file a Form 4 to report a reallocation of investment funds held in his 401(k) plan, which inadvertently resulted in the sale of 3,647 shares of company stock.

INFORMATION CONCERNING DIRECTORS OF THE COMPANY

Board of Directors; Committees

We currently have six directors serving on our Board of Directors. Since July 2008, our Board has been composed of Drs. Ricardo Levy, Roger Perlmutter, John Schwartz, and Irving Weissman and Messrs. Eric Bjerkholt and Martin McGlynn. Because we have a classified board, with each of our directors serving a staggered three-year term, only two of our directors are expected to stand for reelection at our 2010 Annual Meeting. The following table shows the composition of the three classes of our Board:

Class I Directors (terms scheduled to expire in 2010, but standing for reelection at our Annual Meeting):

Eric Bjerkholt
John Schwartz, Ph.D.

Class II Directors (terms scheduled to expire in 2011):

Ricardo Levy, Ph.D.
Irving Weissman, M.D.

Class III Directors (terms scheduled to expire in 2012):

Martin McGlynn
Roger Perlmutter, M.D., Ph.D.

The following table shows the names, ages, principal occupations, and public company board memberships for the last five years of our directors, as of April 1, 2010:

Eric Bjerkholt	50	Eric Bjerkholt was elected to the Board of Directors in March 2004. He is Senior Vice President, Corporate Development and Finance, and Chief Financial Officer of Sunesis Pharmaceuticals, Inc. From 2004 to 2007, he served as Senior Vice President and Chief Financial Officer of Sunesis.
Ricardo Levy, Ph.D.	65	Ricardo Levy, Ph.D. was elected to the Board of Directors in September 2001. He currently serves as a director on the boards of a number of private companies as well as the board of Accelrys, Inc., a public company focused on molecular modeling and simulation software for both life and materials science research.
Martin McGlynn	63	Martin McGlynn was elected to the Board of Directors in February 2001. He is President and Chief Executive Officer of the company, a position he has held since January 2001.
Roger Perlmutter, M.D., Ph.D.	57	Roger Perlmutter, M.D., Ph.D., was elected to the Board of Directors in December 2000. He is Executive Vice President, Research and Development, of Amgen, Inc., a position he has held since January 2001.
John Schwartz, Ph.D.	75	John Schwartz, Ph.D., was elected to the Board of Directors in December 1998 and was elected Chairman of the Board at the same time. He is currently President of Quantum Strategies Management Company.
Irving Weissman, M.D.	70	Irving Weissman, M.D., was elected to the Board of Directors in September 1997. He is the Virginia and Daniel K. Ludwig Professor of Cancer Research, Professor of Pathology and Professor of Developmental Biology at Stanford University.

The independent members of our Board, as determined by the Board of Directors in accordance with the existing Nasdaq Listing rules, are Mr. Bjerkholt and Drs. Levy, Perlmutter and Schwartz. The Board of Directors held four regular meetings and two special meetings during the fiscal year ended December 31, 2009. Each of the directors attended more than 75% of the meetings of the Board of Directors and of the committees on which they served.

For many years the roles of chairman and chief executive officer at the company have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to maintain Board independence so that it can provide an effective oversight function. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight. Our independent directors meet at regularly scheduled executive sessions without members of management.

During 2009, the Board had three standing committees — the Compensation and Stock Option Committee (the “Compensation Committee”), the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), and the Audit Committee — as well as a single-member committee established under the company’s 2001, 2004 and 2006 equity incentive plans. In addition, effective January 2009, the Board established an ad hoc committee called the Strategic Transactions Committee with direction to consult with management and advise the full Board on various corporate initiatives, such as the acquisition of substantially all of the operating assets of Stem Cell Sciences plc, which the company completed on April 1, 2009. All members of the Compensation Committee, the Corporate Governance Committee and the Audit Committee are, and are required by the charters of the respective committees to be, independent as determined under Nasdaq Marketplace rules.

Since July 2008, the Compensation Committee has been composed of Dr. Schwartz and Mr. Bjerkholt. The Compensation Committee held six meetings in 2009. The Compensation Committee makes recommendations to our Board and management concerning salaries in general, determines executive compensation and, except to the extent that such decisions have been delegated to, and made by, the single-member committee, approves incentive compensation for our employees and consultants. The Compensation Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

The Corporate Governance Committee is composed of Drs. Levy, Perlmutter and Schwartz. The Corporate Governance Committee held three meetings in 2009. The committee oversees nominations to the Board and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the company’s position at any time. It may identify potential candidates through any reliable means available, including recommendations of past or current members of the Board from their knowledge of the industry and of the company. From time to time, the committee has also engaged the services of a paid search firm to help the committee identify potential nominees to the Board. The committee has not adopted a formulaic approach to evaluating potential nominees to the Board; it does not have a formal policy concerning diversity, for example. Rather, the committee weighs and considers the experience, expertise, intellect, and judgment of potential nominees irrespective of their race, gender, age, religion, or other personal characteristics. The committee often looks for nominees that can bring new skill sets or diverse business perspectives. Potential candidates recommended by security holders will be considered as provided in the company’s “Policy Regarding Shareholder Candidates for Nomination as a Director,” which sets forth the procedures and conditions for such recommendations. This policy is available through our website at www.stemcellsinc.com. The Corporate Governance Committee operates pursuant to a written charter, a copy of which is also available through our website at www.stemcellsinc.com. The members of the Corporate Governance Committee approved the nomination of the Class I directors standing for reelection at the Annual Meeting.

The Audit Committee is composed of Mr. Bjerkholt and Drs. Schwartz and Levy. The Audit Committee held four meetings in 2009. The primary function of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities. The committee does this primarily by reviewing our financial reports and other financial information as well as the company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The committee also assesses our auditing, accounting and financial processes more generally. The Audit Committee meets quarterly, and at such other times as it finds necessary. It recommends to our Board the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in this proxy statement and other related matters. Each of the members of the Audit Committee is independent, and the Board has determined that Mr. Bjerkholt is an “audit committee financial expert,” as defined in SEC rules. The Audit Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

The following table shows the members of our three standing Board committees:

Corporate
		Compensation	Governance	Audit
Director	Independent	Committee	Committee	Committee

Eric H. Bjerkholt	Yes	✓		Chair
Ricardo B. Levy, Ph.D.	Yes		Chair	✓
Martin M. McGlynn	No
Roger Perlmutter, M.D., Ph.D.	Yes		✓
John J. Schwartz, Ph.D.	Yes	Chair	✓	✓
Irving Weissman, M.D.	No

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal and regulatory issues and risks. The Audit Committee additionally is charged under its charter with oversight of financial risk, including the company’s internal controls, and it receives regular reports from management, the company’s internal auditors and the company’s independent auditors. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

Stockholders who wish to communicate with our Board of Directors or with a particular director may send a letter to our corporate secretary at the following address: StemCells, Inc., 3155 Porter Drive, Palo Alto, California 94304 (c/o Legal Department). Any communication should clearly specify that it is intended to be made to the entire Board or to one or more particular director(s). Our corporate secretary will review all such correspondence and forward to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. The secretary maintains a log of all correspondence received by us that is addressed to members of the Board, and any director may at any time review and request copies of any such correspondence.

Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the chairman of the Audit Committee and handled in accordance with established procedures, which are set out in the Audit Committee’s Policy on Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Controls and Auditing Matters. A copy of this policy is available through our website at www.stemcellsinc.com.

Director Compensation

Cash Compensation.  Prior to December 2009, non-employee directors received quarterly retainers for Board service in the amount of $4,500 ($8,750 for the Chairman of the Board). Each of the chairs of the standing committees also received quarterly stipends of either $1,000 (Audit Committee) or $500 (Compensation and Corporate Governance Committees). Non-employee directors also received $1,500 for each board meeting attended in person or by videoconference and $1,000 for each standing committee meeting attended in person or by videoconference, plus $500 for each board or committee meeting attended by phone. The non-employee directors serving on the Strategic Transactions Committee received $1,200 per meeting attended in person or by videoconference, plus $500 for each meeting attended by phone, but the chair of the Strategic Transactions Committee did not receive a quarterly stipend. All dollar amounts were paid in cash.

In early 2009, management began a review of our director compensation practices. We wanted to assess whether we were being responsive to market dynamics, as we had not adjusted director compensation for almost five years. We obtained and reviewed, among other things, the 2009 Radford Board of Directors Compensation Analysis — Level 2, Life Sciences Edition, which provided us with a broad survey of director compensation paid by publicly traded life science companies in the United States. We also benchmarked our compensation practices against compensation information from other publicly traded companies in the stem cell field.1 From this information, we determined that the median (i.e., 50th percentile) cash compensation paid by comparable companies tended to be approximately 40% higher than that paid by the company and that the average initial equity grants awarded by comparable companies tended to be approximately 25% higher.

Therefore, in both June and December 2009, management presented to the Board a series of recommendations to change both the cash and equity compensation paid to our non-employee directors. The Board considered in particular the market comparables collected by management. In recognition of the fact that the company’s director compensation fell significantly below the average compensation paid by market comparables, the Board approved the recommended changes to the cash-based and equity compensation paid to the company’s non-employee directors.

Since December 2009, non-employee directors have received quarterly retainers for Board service in the amount of $6,250 ($12,500 for the Chairman of the Board). The chairs of the standing committees have received quarterly stipends of either $2,500 (Audit Committee) or $1,250 (Compensation and Corporate Governance Committees). Non-employee directors have also received $2,000 for each board meeting attended in person or by videoconference and $1,000 for each board meeting attended by phone, as well as $1,000 for each standing committee meeting attended in person or by videoconference and $500 for each committee meeting attended by phone. The non-employee directors serving on the Strategic Transactions Committee will continue to receive $1,200 per meeting attended in person and $500 for each meeting attended by phone. All dollar amounts have been paid, and we expect will continue to be paid, in cash.

Directors are reimbursed for their expenses in attending meetings of the Board and meetings of committees of the Board.

Equity Compensation.  Prior to June 2009, non-employee directors received an initial option to purchase 20,000 shares upon appointment to the Board, with one-third of these option shares vesting on each of the first three anniversaries following the grant. Following appointment, each non-employee director received an option to purchase 10,000 shares upon each anniversary of his or her appointment, vesting one year after issuance, with each exercisable at the fair market value of the stock on the date of the respective grant.

In June 2009, however, the Board adopted management’s recommendation to award non-employee directors with annual equity grants paid in restricted stock units rather than common stock options. The Board’s decision to change the annual grants followed several months of deliberation by the company’s management and Compensation Committee, which considered among other things equity compensation practices at various comparable companies, as described above, outside reports, the company’s trading history, and market trends, such as the growing use of restricted stock units as director compensation by comparable companies. Each of the annual grants since June 2009 has been for 10,000 restricted stock units, vesting on the first anniversary of the grant.

Then, in December 2009, the Board approved further changes proposed by management to the equity compensation practices for non-employee directors. Among other changes, the Board approved management’s recommendation to award newly appointed directors an initial grant of restricted stock units rather than options. Presently, newly appointed non-employee directors will receive an initial grant upon their first appointment to the Board of 50,000 restricted stock units, with one third of this grant vesting on each of the three anniversaries following the grant. Thereafter, each non-employee director, other than the Chairman of the Board, will receive an annual grant on each anniversary of his or her appointment to the Board in the form of 10,000 restricted stock units, vesting on the first anniversary of the grant. In addition, the Board determined that the Chairman of the Board will receive an annual grant of 15,000 restricted stock units, vesting on the first anniversary of the grant.

1 In 2009 we collected director compensation information from the recent SEC filings of Aastrom Biosciences, Inc.; Athersys, Inc.; Cytori Therapeutics, Inc.; Geron Corporation; Neuralstem, Inc.; and Osiris Therapeutics, Inc.

The following table summarizes compensation information for our non-employee directors, including annual Board and committee retainer fees and meeting attendance fees, for the year ended December 31, 2009:

	Fees Earned		Restricted		Stock
	or Paid		Stock Unit		Option	All Other
	in Cash		Awards		Awards	Compensation		Total
Name	($)		($)(1)		($)(1)	($)		($)

Eric Bjerkholt	40,900	(2)	—		13,119 (3)	—		54,019
Ricardo Levy, Ph.D.	37,600	(4)	16,400	(5)	—	—		54,000
Roger Perlmutter, M.D., Ph.D.	27,000	(6)	13,100	(7)	—	—		40,100
John Schwartz, Ph.D.	55,500	(8)	—		14,494 (9)	—		69,994
Irving Weissman, M.D.	23,500	(10)	15,800	(11)	—	50,000	(12)	89,300

(1)	These amounts reflect the aggregate grant date fair value computed in accordance with U.S. GAAP. See Note 10 “Stock-Based Compensation,” in our Form 10-K for the period ended December 31, 2009, for assumptions used in the calculation of these amounts for grants made in 2009. Prior to December 2009, each non-employee director was granted, after an initial grant of an option to purchase 20,000 shares upon appointment, an option to purchase 10,000 shares upon each anniversary of their appointments. Beginning in June 2009, we began awarding non-employee directors 10,000 restricted stock units on each anniversary rather than common stock options. The exercise price of option grants has consistently been the closing price of the stock on the grant date or, if the NASDAQ market is not open on that date, the closing price on the last preceding market day. Prior to September 2004, each non-employee director was granted, after an initial grant of an option to purchase 20,000 shares upon appointment, an option for 15,000 shares upon each three-year re-election to the Board. Each of these options vest in equal portions on each of the first three anniversaries of the respective grants.

(2)	Includes an annual retainer of $18,000, a fee for Mr. Bjerkholt’s role on the Audit Committee of $4,000, and additional fees of $18,900 for Board and committee meetings attended. Also, includes $9,000 earned in 2009 but paid in 2010.

(3)	Mr. Bjerkholt was granted an option to purchase 10,000 shares of common stock on March 1, 2009. As of December 31, 2009, Mr. Bjerkholt had options outstanding for the purchase of 70,000 shares.

(4)	Includes an annual retainer of $18,000, a fee for Dr. Levy’s role on the Corporate Governance Committee of $2,000, and additional fees of $17,600 for Board and committee meetings attended. Also includes $9,500 earned in 2009 but paid in 2010.

(5)	Dr. Levy was granted an option to purchase 10,000 shares of common stock on September 26, 2009. As of December 31, 2009, Dr. Levy had options and restricted stock units outstanding for the purchase in aggregate of 132,165 shares.

(6)	Includes an annual retainer of $18,000, and additional fees of $9,000 for Board and committee meetings attended. Also includes $8,500 earned in 2009 but paid in 2010.

(7)	Dr. Perlmutter was granted a restricted stock unit award to purchase 10,000 shares of common stock on December 14, 2009. As of December 31, 2009, Dr. Perlmutter had options and restricted stock units outstanding for the purchase in aggregate of 153,503 shares.

(8)	Includes an annual retainer of $35,000, a fee for Dr. Schwartz’s role on the Compensation Committee of $2,000, and additional fees of $18,500 for Board and committee meetings attended. Also includes $15,250 earned in 2009 but paid in 2010.

(9)	Dr. Schwartz was granted an option to purchase 10,000 shares of common stock on April 18, 2009. As of December 31, 2009, Dr. Schwartz had options outstanding for the purchase of 133,000 shares.

(10)	Includes an annual retainer of $18,000 and additional fees of $5,500 for Board and committee meetings attended. Also includes $6,500 earned in 2009 but paid in 2010.

(11)	Dr. Weissman was granted a restricted stock unit award to purchase 10,000 shares of common stock on October 1, 2009. As of December 31, 2009, Dr. Weissman had options and restricted stock units outstanding for the purchase in aggregate of 230,292 shares.

(12)	Dr. Weissman receives $50,000 per year for his services as a consultant and as the chairman of our Scientific Advisory Board.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers, employees, and consultants. A copy of our code of ethics is posted on our website at www.stemcellsinc.com. We intend to disclose any substantive amendment or waivers to this code on our website. There were no substantive amendments or waivers to this code in 2009.

INFORMATION CONCERNING EXECUTIVE OFFICERS OF THE COMPANY

Executive Officers

Following are the name, age and other information for our named executive officers, as of April 1, 2010. All company officers have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal.

Martin McGlynn, President and Chief Executive Officer	63	Martin McGlynn joined the company in January 2001, when he was appointed President and Chief Executive Officer of the company and of its wholly-owned subsidiaries. Mr. McGlynn was elected to the Board of Directors in February 2001.
Ann Tsukamoto, Ph.D. Executive Vice President, Research and Development	57	Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director of Scientific Operations; was appointed Vice President, Scientific Operations in June 1998; Vice President, Research and Development in February 2002; and Chief Operating Officer, with responsibility for the company’s research and development efforts, in November 2006. In October 2008, Dr. Tsukamoto was appointed Executive Vice President, Research and Development, with responsibility for the company’s scientific and clinical development programs. Dr. Tsukamoto is married to one of our outside directors.
Rodney Young, Chief Financial Officer and Vice President, Finance and Administration	47	Rodney Young joined the company in September 2005 as Chief Financial Officer and Vice President, Finance. In November 2006 he became CFO and Vice President, Finance and Administration. He is responsible for functions that include Finance, Information Technology and Investor Relations. From 2003 to 2005, Mr. Young was Chief Financial Officer and a director of Extropy Pharmaceuticals, Inc., a private biopharmaceutical company focused on developing drugs for pediatric indications.
Stewart Craig, Ph.D. Senior Vice President, Development and Operations	48	Stewart Craig, Ph.D., joined the company in September 2008 with responsibilities for Development, Manufacturing, Regulatory, Quality Systems, and Facilities. From 2005 to 2008, Dr. Craig was Chief Technology Officer and Vice President of Progenitor Cell Therapy, a contract services provider for research, development, manufacture, and commercialization of cell-based therapies, prior to which he has held executive positions at Xcyte Therapies, Osiris Therapeutics and SyStemix.
Ken Stratton, J.D. General Counsel	41	Ken Stratton, J.D., joined the company in February 2007 as General Counsel, with responsibility for corporate compliance and legal affairs. In March 2008, he assumed responsibility for the Human Resources function. Prior to joining StemCells, Mr. Stratton served as Deputy General Counsel for Threshold Pharmaceuticals and as Senior Legal Counsel for Medtronic, Inc.’s Vascular business unit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We structure our compensation programs to attract and retain talented employees and reward them for helping us achieve our short-term and long-term goals. We intend for our compensation programs to be equitable and competitive when measured against those offered by companies against whom we compete for high-level scientific and executive personnel. We also intend for them to link pay to both company and individual performance.

In seeking to accomplish these objectives, we follow a compensation strategy designed, ultimately, to reward increasing stockholder value. However, because achievement of our principle mission — the research, development, and commercialization of stem cell therapeutics and related enabling technologies for academia and industry — is a long, expensive and challenging process, we often set individual compensation by using surrogate endpoints to gauge employee contributions towards building sustained stockholder value, such as:

•	the achievement of stated corporate goals adopted from time to time by the Board;

•	the leadership an executive officer has shown in inspiring and marshalling excellent performances in his or her direct reports;

•	the anticipation, identification and successful disposition of issues and problems that, if not addressed timely and effectively, might have a deleterious effect on the company; and

•	the speed and effectiveness with which an executive officer discovers, assesses and, where appropriate, pursues promising opportunities for the company.

Compensation elements.  We, like most biotechnology companies, use a combination of base salary, bonuses and equity awards to compensate our employees, including our executive officers. As a small company — we have approximately 80 employees in total and only five executive officers — we feel that having so few people in each job classification and level makes it inefficient to establish a formulaic allocation of total compensation among its various elements; we rely, instead, on our experience and judgment.

In exercising this judgment, we periodically collect and review information (i) from third party market reports such as the Radford Biotechnology Survey — Executive Report; and (ii) from the proxy statements of other similar biotechnology companies, especially those operating in the San Francisco Bay Area, as well as those pursuing stem cell therapeutics.2 In the case of the executive officers who report directly to the chief executive officer, we also carefully consider the recommendations of the chief executive officer when setting compensation. We integrate all of this information with our evaluation of the individual performance of each of our executive officers.

While we believe our officers and other employees are outstanding, we realize that the company is not yet profitable and that it is still in a relatively early stage of development. We therefore generally prefer to target our compensation practices so that our employees’ base salaries, bonuses, equity compensation, and benefits all fall close to the 50th percentile paid by comparable companies for similar positions. Actual compensation may fall slightly above or below these targets, however, because of any number of factors such as general economic conditions, market competition for specific jobs, personal performance, and the need for internal equities within the company. For example, we have recently paid many of our employees, including some of our executive officers, at below the 50th percentile because of the global recession and the crisis in the financial markets. At the same time, however, we have paid many of our employees, including some of our executive officers, at above the 50th percentile because of highly competitive demand for workers with their unique skill sets.

Interaction of compensation elements.  The basic compensation elements — base salary, bonuses and equity awards — are, as noted, standard in our industry. Though not set independently of one other, we use each element as

2 In 2009 we collected executive compensation information from the recent SEC filings of Aastrom Biosciences, Inc.; Affymax, Inc.; ARYx Therapeutics, Inc.; Athersys, Inc.; Cerus Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Dynavax Technologies Corporation; Geron Corporation; InterMune, Inc.; MAP Pharmaceuticals, Inc.; Medivation, Inc.; Neuralstem, Inc.; Osiris Therapeutics, Inc.; and Sangamo Biosciences, Inc.

a portion of total compensation because we believe we would not otherwise be competitive and because we feel that together they are the proper components of a balanced compensation package:

•	base salary is compensation for current efforts;

•	bonuses, whether in cash or equity, are typically paid for achievements in meeting stated corporate goals; and

•	equity awards are inducements to remain with the company and to build future value.

On occasion, we have considered our employee compensation programs, including our executive compensation programs, and the effect they may have on company risk. We have concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Other compensation elements and benefits.  We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees. We do not have a pension plan nor do we use non-qualified deferred compensation.3We offer employees (again, including executive officers on the same terms as others) a 401(k) defined contribution plan, and match employee contributions on a 1:2 basis to a maximum of 3% of the employee’s salary, subject to legal limitations. At this time, our match is made in the form of registered shares of common stock in the company.

Compensation of Named Executive Officers

Base salary compensation; target bonuses.  We consider base salary to be a critical component of our executive officers’ overall compensation packages. We intend the salaries of our executive officers to reflect their actual responsibilities and job scope. We also endeavor to set base compensation levels so that their salaries are competitive with salaries paid by comparable companies to employees with similar experience, taking into account the cost of living in the San Francisco Bay Area. However, as of late, we have been paying heightened attention to the global recession and the company’s need to carefully manage its cash resources. As a result, the last company-wide salary increase was in March 2007. Instead, we have made occasional adjustments to the salaries of certain employees to address perceived below market anomalies, address specific retention concerns or reward special contributions made to the company. As described below, we changed the base compensation paid to certain of our executive officers in both 2009 and 2010.

In addition to base salary, each full-time employee of the company, including each of our named executive officers, is given a personal target bonus (calculated as a percentage of base salary), based upon factors such as seniority, job title and the existing targets of co-workers with comparable job responsibilities within the company. Bonuses at the company are discretionary and awarded by the Board in its sole discretion. But when bonuses are awarded, we use the personal target of each employee to calculate his or her bonus amount.

With these various principles in mind, we recently took the following actions with respect to the base compensation and bonus targets of our executive officers.

From March 2007 through 2008, we maintained the annual base salary of Mr. McGlynn at $385,000, plus a housing and transportation allowance. Effective January 2009, we eliminated Mr. McGlynn’s housing and transportation allowance of approximately $200,000 per year and increased Mr. McGlynn’s annual base salary by $140,000, from $385,000 to $525,000, and began providing him a car allowance in the amount of $10,000 per year. The net effect of these changes was a decrease in Mr. McGlynn’s base compensation of approximately 11% for 2009. There have been no changes to Mr. McGlynn’s base compensation since this time. Concurrent with these changes, we increased Mr. McGlynn’s target bonus from 40 percent to 55 percent of his base salary, beginning with the 2009 fiscal year, to reflect the Board’s view that Mr. McGlynn’s leadership is a major factor in the achievement of the company’s corporate goals and to increasingly align his compensation to corporate success.

3 Accordingly, we omit tables showing pension benefits and non-qualified deferred compensation.

From March 2007 through 2009, we maintained the annual base salary of Mr. Young at $275,000. In January 2010, we increased Mr. Young’s annual base salary to $325,000 in recognition of contributions made on behalf of the company and job scope. In January 2010, we also increased Mr. Young’s target bonus rate from 25% to 30% of his base salary, beginning with the 2010 fiscal year, to increasingly align his compensation to corporate success.

Since March 2007, we have maintained the annual base salary of Dr. Tsukamoto at $300,000. In January 2010, we increased Dr. Tsukamoto’s target bonus from 25% to 30% of her base salary, beginning with the 2010 fiscal year, to increasingly align her compensation to corporate success.

Dr. Craig joined the company in September 2008, with an annual base salary of $275,000 and a target bonus rate of 25% of his base salary. In January 2010, we increased Dr. Craig’s target bonus from 25% to 30% of his base salary, beginning with the 2010 fiscal year, to increasingly align his compensation to corporate success.

Mr. Stratton joined the company in February 2007, with an annual base salary of $220,000 and a target bonus rate of 20% of his base salary. In February 2008, we increased Mr. Stratton’s annual base salary to $250,000 in recognition of contributions made on behalf of the company and because he had assumed additional responsibilities in early 2008. In January 2010, we increased Mr. Stratton’s annual base salary to $275,000 in recognition of contributions made on behalf of the company and job scope. In January 2010, we also increased Mr. Stratton’s target bonus rate from 20% to 30% of his base salary, beginning with the 2010 fiscal year, to increasingly align his compensation to corporate success.

The base salary and target bonus information presented above can be summarized as follows:

	Year Ended 12/31/07	Year Ended 12/31/08	Year Ended 12/31/09	As of 01/01/10
	Base Salary/Target	Base Salary/Target	Base Salary/Target	Base Salary/Target
	Bonus	Bonus	Bonus	Bonus

CEO	$385,000/40%	$385,000/40%	$525,000/55%	$525,000/55%
CFO	$275,000/25%	$275,000/25%	$275,000/25%	$325,000/30%
EVP, R&D	$300,000/25%	$300,000/25%	$300,000/25%	$300,000/30%
SVP, D&O		$275,000/25%	$275,000/25%	$275,000/30%
GC	$220,000/20%	$250,000/20%	$250,000/20%	$275,000/30%

Bonus compensation.  We view periodic bonuses, whether paid in cash or equity, as an important element of compensation for several reasons. Bonuses help align individual employee efforts with overall corporate strategies and objectives. Bonuses also help us manage salary expense, while still allowing us to reward successes. By using discretionary bonuses as part of the compensation mix, we have greater flexibility in managing the timing and amounts of compensation.

Over the past few years, we have awarded bonuses on an annual basis after considering, among other things, the company’s accomplishments against stated corporate goals adopted by the Board the prior year. We design these goals to be challenging, so that one would not expect consistent achievement of all of them. In recent years, we have adopted annual corporate goals covering such things as advancement of our clinical strategies for our HuCNS-SC cells, efforts towards fundraising, advancement in cell manufacturing practices, and advancement of our Liver Program. In any given year, the Board may grant more than 100% of the bonus pool for the year. The Board may also grant less than 100% of the bonus pool even if all of the corporate goals have been achieved. Actual bonus levels are influenced to a significant degree by the progress made towards the accomplishment of the corporate goals. However, the grant of bonuses is not formulaic. The number and nature of these goals are taken into consideration, with more important corporate goals typically weighing more heavily in the consideration process. In determining whether to award a bonus, the Board also considers such factors as the company’s financial position, the status of its development programs, clinical progress, corporate development activities, and general economic factors. This necessarily involves a subjective assessment of corporate performance by the Compensation Committee. While the Compensation Committee and the Board as a whole use the corporate goals as a measure of success, the amount of any bonus grant, as well as how and when it will be paid, is completely within the Board’s sole discretion.

With these various principles in mind, we recently took the following actions with respect to corporate bonuses.

In January 2010, as part of its annual year-end review of performance, the Compensation Committee (with input from the Chief Executive Officer and other Board members) considered, among other things, significant company performance accomplishments in 2009, the company’s successes measured against its 2009 corporate goals, the degree of difficulty in achieving these goals, as well as other events and circumstances that affected performance. The 2009 goals, as approved by our Board, consisted generally of the following: (i) progress in our CNS Program, including activities aimed at initiating clinical trials of our HuCNS-SC proprietary cell-based product in multiple therapeutic indications; (ii) progress in our Liver Program; (iii) successful fundraising efforts; (iv) successful corporate development activities; and (v) advancement of our scientific development programs. Highlights of the 2009 accomplishments taken into account by the Compensation Committee in determining the overall company performance included:

•	In January 2009, we completed a Phase I clinical trial of our HuCNS-SC® product candidate (purified human neural stem cells) in infantile and late infantile neuronal ceroid lipofuscinosis (NCL, also often referred to as Batten disease), a fatal neurodegenerative disorder in children.

•	In June 2009, we announced positive results from our NCL trial. The Phase I data demonstrated that the HuCNS-SC cells, the transplantation procedure, and the immunosuppression regimen were well tolerated, and that the patients’ medical, neurological and neuropsychological conditions, following transplantation, appeared consistent with the normal course of the disease. In addition to this favorable safety profile, we reported evidence of engraftment and long-term survival of the HuCNS-SC cells.

•	In November 2009, we initiated a Phase I clinical trial designed to test the safety and preliminary efficacy of our HuCNS-SC cells in Pelizaeus-Merzbacher Disease (PMD), a fatal myelination disorder that primarily afflicts infants and young children.

•	In September 2009, we received ethics committee approval at the Université Catholique de Louvain (UCL) in Belgium to initiate a clinical study evaluating our human liver engrafting cells (hLEC) as a potential cellular therapy for liver-based metabolic disorders.

•	In May 2009, our collaborators at Oregon Health & Science University (OHSU) Casey Eye Institute presented data showing that our human neural stem cells, when transplanted into an animal model of retinal degeneration, engraft long term and protect the retina from progressive degeneration.

•	In April 2009, we closed the acquisition of substantially all of the operating assets and liabilities of Stem Cell Sciences plc for 2,650,000 shares of our common stock and approximately $700,000 in cash. As a result of this transaction, we added proprietary cell technologies relating to embryonic stem cells, induced pluripotent (iPS) stem cells, and tissue-derived (adult) stem cells; expertise and infrastructure for providing cell-based assays for drug discovery; a specialty cell culture products business; an intellectual property portfolio with claims relevant to cell processing, reprogramming and manipulation, as well as to gene targeting and insertion; and a European presence with operations in Cambridge, UK.

•	In November 2009, we raised $12,500,000 in gross proceeds through the sale of 10,000,000 shares of common stock and warrants to purchase 4,000,000 shares of common stock at an exercise price of $1.50 per share. We received total proceeds, net of offering expenses and placement agency fees, of approximately $11,985,000.

Following this review, the Compensation Committee recommended, and the Board subsequently approved, a bonus award to all employees of the company, including our executive officers, equal to 70 percent of the 2009 bonus pool. The bonuses were calculated using each employee’s annual base salary as of January 1, 2009, and paid in January 2010.

In Mr. McGlynn’s case, because his base salary on January 1, 2009 was $525,000 and because his target bonus was 55%, his 2009 bonus was $202,125. In Dr. Tsukamoto’s case, because her base salary on January 1, 2009 was $300,000 and because her target bonus was 25%, her 2009 bonus was $52,500. In Mr. Young’s case, because his base salary on January 1, 2009 was $275,000 and because his target bonus was 25%, his 2009 bonus was $48,125. In Dr. Craig’s case, because his base salary on January 1, 2009 was $275,000 and his target bonus was 25%, his 2009 bonus was $48,125. In Mr. Stratton’s case, because his base salary on January 1, 2009 was $250,000 and because his target bonus was 20%, his 2009 bonus was $35,000.

Equity Compensation — general practices.  We believe that equity compensation awards are an important component of our overall compensation policy because equity compensation can provide strong inducement to remain with the company and to build future stockholder value. In order to achieve these objectives, we believe that equity compensation awards need to be structured to provide both meaningful value and a meaningful opportunity to realize that value. Accordingly, from time to time, we have considered several forms of equity compensation awards, including stock options, stock appreciation rights, restricted stock, and restricted stock units, because each of these have certain advantages and disadvantages relative to the others with respect to how they might reward effort and success and how they might help us retain high contributors.

Generally speaking, over the years, we have used stock options as the most common equity compensation instrument. However, since 2006 we have granted our named executive officers a mixture of options, restricted stock units and stock appreciation rights, as described below, because we feel each of these forms of equity has unique and important features for employee retention and for incentivizing the executive officers to build a profitable and sustainable business. We have typically granted company-wide equity awards to full-time employees once every year or two. In addition, we have typically granted stock option awards to newly hired employees, effective as of their date of hire, and occasionally to existing employees upon their promotion. Both on-hire awards to non-executive officers and awards upon the promotion of current employees are usually made by either Mr. McGlynn, acting as the Board’s single-member committee, or by the Compensation Committee. Awards to executive officers are made by either the Compensation Committee or by the full Board. Company-wide awards have usually been made at either a regularly scheduled Board or Compensation Committee meeting.

Unless otherwise specifically noted in the tables herein, all option awards:

•	to our employees, including our executive officers, are intended to be qualified incentive stock options (ISOs) to the fullest extent permitted by law;

•	have an exercise price set at the closing market price of our common stock on the grant date, or on an adjacent market trading date if the market on which we are listed (now the Nasdaq Global Market) is not open on the grant date; and

•	vest over four years, with one-fourth of the shares included in any grant vesting on the first anniversary of the grant and the remainder vesting 1/48th per month thereafter, always provided that the grantee remains in the company’s employ on the vesting dates. These awards are time-vesting and do not depend on performance factors.

With these various principles in mind, we recently took the following actions with respect to equity compensation.

In January 2008 and then again in March 2008, the Compensation Committee, having noted the significant decline in share prices for biotechnology companies generally and the poor economic and financial conditions in the United States, met to discuss how best to provide long-term incentives to key employees of the company. In particular, the Compensation Committee noted that most (approximately 90%) of the outstanding employee options at the end of 2007 had a strike price significantly higher than the trading price of the company’s common stock and that these options were therefore not likely to provide a strong retention incentive. The weighted average exercise price of outstanding employee options at the end of 2007 was $2.36 and the average closing price for January 2008 was $1.31 per share.

After discussing this with management, the Compensation Committee determined it was in the company’s interest to grant additional long-term equity compensation to a limited number of employees considered particularly important to our long-term success. Consequently, in March 2008, the Compensation Committee approved the award of 1,650,000 restricted stock units to certain employees of the company. Each of the restricted stock grants vests over three years, with one-third vesting on each of the first three anniversaries following the grant. Of this amount, the executive officers of the company received, in the aggregate, 907,500 restricted stock units. These restricted stock units were intended to augment the existing outstanding options held by employees, including our executive officers, to provide additional retention incentives and to encourage actions designed to increase long-term stockholder value.

In early 2009, consistent with our practice of reviewing equity incentives on a periodic basis, we evaluated once again the equity awards held by the company’s employees in order to evaluate the retention value these past awards likely provided. We noted that a number of key employees continued to hold predominantly unexercisable options with a strike price more than 200% the company’s recent trading price. Furthermore, our review of market trends indicated that biotechnology companies with volatile trading prices were using restricted stock units with increasing regularity. We also continued to believe the retention benefit of equity compensation would be enhanced by awarding a mixture of both options and restricted stock units. The Compensation Committee therefore determined to award equity grants to the company’s employees, including those working for its U.K. subsidiaries and the company’s named executive officers.

In May 2009, after a review of the market and company-specific information described above, the Compensation Committee approved a company-wide award to employees of 1,046,400 restricted stock units and options to purchase up to 1,055,800 shares of common stock, in the aggregate. All of the restricted stock units awarded at this time have four-year vesting, with one-fourth vesting on each of the first four anniversaries following the grant date. All of the options awarded at this time will vest one-fourth on the first anniversary following the grant and then 1/48th each month thereafter, in keeping with the company’s standard practices. In this award, our named executive officers received, in the aggregate, 741,333 restricted stock units and options to purchase up to 278,000 shares of common stock. The Compensation Committee decided to defer the equity grant award to Dr. Craig, consisting of 93,333 restricted stock units and 35,000 options, until his one-year anniversary of hire in September 2009. The Compensation Committee also approved the grant of up to 750,000 stock options to employees working for our Stem Cell Sciences (UK) Ltd. and Stem Cell Sciences Holdings Limited subsidiaries, which we awarded in 2010 because of foreign tax considerations.

The following table summarizes the restricted stock units awarded to our named executive officers in March 2008 and May 2009:

	Number of Restricted
	Stock Units Granted
Name & Principal Position	March 2008		May 2009

Martin McGlynn — President and CEO	412,500		234,667
Ann Tsukamoto, Ph.D. — Executive VP, Research & Development	206,250		93,333
Rodney Young — CFO	206,250		226,667
Stewart Craig, Ph.D. — SVP, Development & Operations	—	(1)	99,333	(2)
Ken Stratton, J.D. — General Counsel	82,500		93,333

(1)	Dr. Craig joined the company after the relevant grant date.

(2)	Granted on Dr. Craig’s one-year anniversary of employment, September 15, 2009.

We may grant additional options, restricted stock units or other equity compensation to current employees, including our executive officers, in 2010.

Employment, Severance and Change-in-Control Agreements

Employment agreements.  Mr. McGlynn joined the company as our president and chief executive officer on January 15, 2001. Under the terms of an employment agreement between Mr. McGlynn and the company, dated January 2, 2001, as amended, Mr. McGlynn received an initial annual base salary of $275,000 per year, reviewable annually by the Board of Directors, and a bonus, in the Board’s sole discretion, of up to 25% of his base salary. Over time, however, we have increased Mr. McGlynn’s base salary and target bonus so that they are, respectively, $525,000 and 55% of his base salary. Pursuant to his January 2001 employment agreement, we granted Mr. McGlynn an option to purchase 400,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the initial date of his employment, one-fourth to vest on the first anniversary of his employment and the remaining three-fourths to vest in equal monthly installments during his second through fourth years of employment. The employment agreement also provided that the Board could, in its sole discretion, grant Mr. McGlynn a bonus option to purchase up to an additional 25,000 shares, which it did. We also agreed to pay Mr. McGlynn a $50,000 relocation bonus and to reimburse him for relocation expenses, and have done so. Since January 2009, we have been paying Mr. McGlynn an annual car allowance of $10,000.

Dr. Tsukamoto joined the company in November 1997 and has served as our executive vice president of research and development since September 2008. Under the terms of an employment agreement between Dr. Tsukamoto and the company, dated February 2, 1998, Dr. Tsukamoto received an annual base salary of $130,000 per year and a discretionary target bonus of up to 10% of her base salary. Over time, however, we have increased her base salary and target bonus so that they are, respectively, $300,000 and 30% of her base salary. Also pursuant to her employment agreement, we provide Dr. Tsukamoto with $750,000 of term life insurance on an annual basis during her employment.

Mr. Young joined the company in September 2005 as our chief financial officer and vice president of finance. Under the terms of his agreement with the company, dated August 16, 2005, Mr. Young received an initial annual base salary of $250,000 per year, with a target bonus of up to 25% of his base salary. Over time, however, we have increased Mr. Young’s base salary and target bonus so that they are, respectively, $325,000 and 30% of his base salary. Pursuant to his August 2005 employment agreement, we granted Mr. Young an option to purchase 450,000 shares of our common stock. This option will vest over 48 months; with one-fourth of the shares vesting on the first anniversary of the date on which Mr. Young’s employment began and with the remaining shares vesting, subject to his continued employment by the company, at the rate of 1/48th per month on the last day of each month during the ensuing 36 months. In addition, the employment agreement provided for an option grant on the first anniversary of his employment to acquire an additional 25,000 shares of our common stock. The grant of 25,000 shares was duly made, and will vest in the same manner as his earlier option grant over 48 months, subject to Mr. Young’s continued employment by the company.

Dr. Craig joined the company in September 2008 as our senior vice president of development and operations. Under the terms of his agreement with the company, dated July 24, 2008, Dr. Craig has received an annual base salary of $275,000 per year, with a target bonus of up to 25% of his base salary. Effective January 2010, however, we increased his target bonus to 30%. Pursuant to Dr. Craig’s July 2008 employment agreement, we granted him an option to purchase 200,000 shares of our common stock. This option will vest over 48 months, with one-fourth of the shares vesting on the first anniversary of the date on which Dr. Craig’s employment began and with the remaining shares vesting, subject to his continued employment by the company, at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Mr. Stratton joined the company in February 2007 as our general counsel. Under the terms of his agreement with the company, dated February 2, 2007, Mr. Stratton initially received an annual base salary of $220,000 per year, with a target bonus of up to 20% of his base salary. Over time, however, we have increased Mr. Stratton’s base salary and target bonus so that they are, respectively, $275,000 and 30% of his base salary. Pursuant to Mr. Stratton’s February 2007 employment agreement, we granted him an option to purchase 150,000 shares of our common stock. This option will vest over 48 months, with one-fourth of the shares vesting on the first anniversary of the date on which Mr. Stratton’s employment began and with the remaining shares vesting, subject to his continued employment by the company, at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Severance arrangements.  Each of our executive officers has entered into a severance agreement with the company under which he or she would receive payments upon termination of his or her employment by us without cause4 or consequent to a change of control or, in the case of Mr. McGlynn, by virtue of disability.

In the case of Mr. McGlynn, upon termination without cause, we would continue to pay his salary and provide benefits for one year, at the base wage rate then in effect. If the termination of Mr. McGlynn’s employment were associated with a change of control, the company would pay (in a lump sum) (i) two years of his salary and the reasonably projected cost of healthcare benefits, (ii) a bonus with respect to the termination year at 25% of the base salary, pro-rated for the portion of the year served, and (iii) a tax gross up for his continued healthcare benefits. In addition, all unvested stock options would vest and all stock options would be exercisable for two years after termination. If Mr. McGlynn’s employment were terminated on account of disability, we would continue to pay his salary for up to six months (or until he obtained other employment or became eligible for disability income under a company plan, if sooner).

4 Or termination by the executive officer for good reason, as defined in their respective agreements.

In the case of Dr. Tsukamoto, upon involuntary termination without cause whether or not associated with a change of control, we would continue to pay Dr. Tsukamoto’s salary and provide benefits for twelve months, at the rate then in effect. Dr. Tsukamoto’s agreement provides that if the termination were associated with a change of control, any unvested options granted pursuant to the company’s 1992 Equity Incentive Plan would vest upon termination.

In the case of Mr. Young, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Young’s salary and provide benefits (including his share of COBRA, grossing up for the tax effects, if any) for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

In the case of Dr. Craig, upon involuntary termination without cause, whether or not associated with a change of control, we would continue to pay his salary and provide benefits for six months, at the rate then in effect.

In the case of Mr. Stratton, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Stratton’s salary and provide benefits for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

If we terminate the employment of any executive officer for cause, or if the officer resigns without good cause, he or she would not be entitled to any severance or other benefits.

Potential Payments Upon Termination or Change-in-Control

The following table displays the value of what the executive officers would have received from us had their employment been terminated on December 31, 2009:

					Accelerated Vesting of
					Options and Restricted
Officer	Salary	Bonus	Health		Stock Units*		Total

Martin McGlynn
Terminated without cause	$525,000	—	$19,416		—		$544,416
Terminated, change of control	$1,050,000	$288,750	$56,307	(1)	—	(2)	$1,395,057
Disability(3)	$262,500	—	—		—		$262,500
Ann Tsukamoto, Ph.D.
Terminated without cause	$300,000	—	$11,480		—		$311,480
Terminated, change of control	$300,000	—	$11,480		$329,850	(4)	$641,330
Rodney Young
Terminated without cause	$137,500	—	$7,692		—		$145,192
Terminated, change of control	$275,000	—	$15,384		$458,850	(4)	$749,234
Stewart Craig, Ph.D.
Terminated without cause	$137,500	—	$7,192		—		$144,692
Terminated, change of control	$137,500	—	$7,192		$145,600	(4)	$290,292
Ken Stratton, J.D.
Terminated without cause	$125,000	—	$7,754		—		$132,754
Terminated, change of control	$250,000	—	$15,507		$186,900	(4)	$452,407

*	Value shown represents the difference between the closing market price of our stock on December 31, 2009 of $1.26 per share and the applicable exercise price of each grant.

(1)	Includes tax gross-up on 2 years of healthcare costs.

(2)	By agreement, all options vest and remain exercisable for 2 years.

(3)	Payments stop before 6 months if individual obtains other full-time employment or qualifies for payments under any disability income plan provided by the company.

(4)	All unvested options and restricted stock units issued under the applicable equity incentive plans vest upon a change of control under the terms of those plans.

Compensation Committee and Stock Option Report

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for 2010.

COMPENSATION AND STOCK OPTION COMMITTEE

John Schwartz, Ph.D., Chairman
Eric Bjerkholt

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that incorporate future filings, in whole or in part, the foregoing Compensation and Stock Option Committee Report shall not be incorporated by reference into any such filings.

Executive Officer Compensation Tables

The following tables set forth information with respect to the compensation of our executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

Because the “Stock awards” and “Option awards” column reflects the dollar amounts recognized as compensation expense for financial statement reporting purposes in accordance with U.S. GAAP, these imputed values include amounts from awards granted from 2003 through 2009.

Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)(1)	$(2)	($)(3)	($)(3)	$(4)		$

Martin McGlynn	2009	540,885	202,125	410,667	132,079	38,626	(5)	1,324,382
President and CEO	2008	385,000	77,000	519,750		229,221		1,210,971
	2007	383,019	116,800		783,675	213,927		1,497,421
Ann Tsukamoto, Ph.D	2009	311,538	52,500	163,333	52,532	22,338	(6)	602,241
EVP, Research	2008	300,000	37,500	259,875		21,591		618,966
and Development	2007	296,827	55,000		261,225	23,562		636,614
Rodney Young	2009	285,577	48,125	396,667	127,577	24,435	(7)	882,381
CFO and VP,	2008	275,000	34,375	259,875		21,765		591,015
Finance and Administration	2007	271,731	50,000		261,225	21,668		604,624
Stewart Craig, Ph.D.	2009	285,577	48,125	159,599	50,712	23,629	(8)	567,642
Senior VP, Development and Operations	2008	74,038	10,077		186,460	5,187		275,762
Ken Stratton, J.D.	2009	259,615	35,000	163,333	52,532	25,166	(9)	535,646
General Counsel	2008	244,962	47,000	103,950		22,794		418,706
	2007	180,231	29,333		321,405	16,088		547,057

(1)	We pay salaries on a bi-weekly basis. There were 27 pay periods in 2009.

(2)	Each employee’s target bonus is based on his or her salary as of January 1 of the year to which it applies. For 2009, the Board awarded 70% of the target bonus for all company employees. For further description of the non-equity incentive plan see discussion in “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers,” above.

(3)	These amounts reflect the aggregate grant date fair value computed in accordance with U.S. GAAP. For assumptions used in the calculation of these amounts for grants made in 2009, see Note 10 “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2009, filed with the SEC on March 11, 2010.

(4)	Amounts include employer contributions credited under our 410(k) plan. Under the 401(k) plan, which is open to substantially all of our employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to plan and Code limits in the form of company common stock. We match participant contributions on a 1:2 basis up to a maximum of 3% of the employee’s salary. Registered stock is valued and transferred to the employee’s 401(k) account at the end of calendar each quarter.

(5)	Includes $7,350 in company contributions under the 401(k) plan, as well as an annual car allowance of $10,000.

(6)	Includes $7,350 in company contributions under the 401(k) plan, as well as life insurance in addition to the group life coverage ($1,180).

(7)	Includes $7,350 in company contributions under the 401(k) plan.

(8)	Includes $7,350 in company contributions under the 401(k) plan.

(9)	Includes $7,350 in company contributions under the 401(k) plan.

Grants of Plan-Based Awards

The following table shows grants of plan-based equity awards made to our named executive officers during the fiscal year ended December 31, 2009:

		All Other	All Other
		Stock	Option	Exercise
		Awards:	Awards:	or Base
		Number of	Number of	Price of	Grant Date
		Shares of	Securities	Option	Fair Value
	Grant	Stock or	Underlying	Awards	of Option
Name & Principal Position	Date	Units #(1)	Options (#)(2)	($/share)	Awards ($)

Martin McGlynn — President and CEO	5/15/09	234,667			$410,667
	5/15/09		88,000	$1.75	$132,079
Ann Tsukamoto, Ph.D. — EVP, Research and Development	5/15/09	93,333			$163,333
	5/15/09		35,000	$1.75	$52,532
Rodney Young — CFO and VP, Finance and Administration	5/15/09	226,667			$396,667
	5/15/09		85,000	$1.75	$127,577
Stewart Craig, Ph.D. — Senior VP, Development and Operations	9/15/09	93,333			$159,599
	9/15/09		35,000	$1.71	$50,712
Ken Stratton, J.D. — General Counsel	5/15/09	93,333			$163,333
	5/15/09		35,000	$1.75	$52,532

(1)	Restricted stock units granted in 2009 to our name executive officers were made pursuant to our 2006 Equity Incentive Plan. These restricted stock units vest over a four-year period from the date of grant and one-fourth of the award will vest on each grant date anniversary over the following four years.

(2)	The options granted in 2009 to our named executive officers were made pursuant to our 2006 Equity Incentive Plan. Generally, stock options granted to employees have a maximum term of 10 years, and vest over a four year period from the date of grant: one-fourth vests at the end of the first year, and the remaining three-fourths vests in equal increments on a monthly basis over the remaining three years. We may grant options with different vesting terms from time to time. However, the options granted in 2009 to our named executive officer have our standard vesting terms. Unless an employee’s termination of service is due to retirement, disability or death, upon termination of service, any unexercised vested options will be forfeited at the end of three months or the expiration of the option, whichever is earlier.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following tables show equity awards held by our named executive officers as of December 31, 2009:

	Option Awards					SARs Awards
		Number of	Number of				Number of
		Securities	Securities				Securities	Number of
		Underlying	Underlying				Underlying	Securities
		Unexercised	Unexercised	Option			Unexercised	Underlying	SAR
	Option	Options	Options	Exercise	Option		SARs	Unexercised	Exercise	SAR
	Grant	(#)	(#)	Price	Expiration	Date of	(#)	SARs(#)	Price	Expiration
Name	Date	Exercisable(1)	Unexercisable(1)	($/sh)(1)	Date	Award	Exercisable(2)	Unexercisable(2)	($)(2)	Date

Martin McGlynn	1/15/2001	400,000	—	$2.88	1/15/2011
President and CEO	10/2/2001	75,000	—	$2.09	10/2/2011
	2/12/2002	25,000	—	$2.96	2/12/2012
	5/2/2002	25,000	—	$2.01	5/2/2012
	9/2/2004	350,000	—	$1.53	9/2/2014
	7/21/2006	574,567	98,098	$2.00	7/21/2016	7/21/2006	651,161	111,174	$2.00	7/21/2016
	8/23/2007	262,500	187,500	$2.21	8/23/2017
	5/15/2009		88,000	$1.75	5/15/2019
Ann Tsukamoto, Ph.D.	6/26/2001 (3)	12,000	—	$3.10	6/26/2011
EVP, Research and	10/22/2001	30,000	—	$2.62	10/22/2011
Development	10/7/2002	60.000	—	$0.61	10/7/2012
	9/3/2004	225,000	—	$1.53	9/3/2014
	7/21/2006	158,000	26,976	$2.00	7/21/2016
	8/23/2007	87,500	62,500	$2.21	8/23/2017
	5/15/2009		35,000	$1.75	5/15/2019	7/21/2006	124,600	21,274	$2.00	7/21/2016
Rodney Young	9/6/2005	450,000	—	$5.43	9/6/2015
CFO and	7/21/2006	68,333	11,667	$2.00	7/21/2016
VP, Finance	9/6/2006	20,312	4,688	$2.28	9/6/2016
and Administration	8/23/2007	87,500	62,500	$2.21	8/23/2017
	5/15/2009		85,000	$1.75	5/15/2019
Stewart Craig, Ph.D.	09/15/2008	62,500	137,500	$1.12	9/15/2018
Senior VP, Development	9/15/2009		35,000	$1.71	9/15/2019
and Operations
Ken Stratton, J.D.	02/28/2007	106,250	43,750	$2.62	02/28/2017
General Counsel	5/15/2009		35,000	$1.75	5/15/2019

		Stock Awards
		Number of
		Securities	Market Value of
		Underlying	Securities of
		Restricted	Restricted
		Stock Units	Stock Units
		That Have Not	That Have Not
		Vested (4)	Vested (4)
Name	Date of Award	#	$

Martin McGlynn	3/10/2008	275,000	$346,500
President and CEO	5/15/2009	234,667	$295,680
Ann Tsukamoto, Ph.D.	3/10/2008	137,500	$173,250
EVP, Research and Development	5/15/2009	93,333	$117,599
Rodney Young	3/10/2008	137,500	$173,250
CFO and VP, Finance and Administration	5/15/2009	226,667	$285,600
Stewart Craig, Ph.D.	9/15/2009	93,333	$117,599
Senior VP, Development and Operations
Ken Stratton, J.D.	3/10/2008	55,000	$69,300
General Counsel	5/15/2009	93,333	$117,599

(1)	Unless otherwise noted, options are granted at the close of market price on the grant date (or on an adjacent market trading day if the Nasdaq Global Market is closed on the grant date). They vest over a period of four years as follows: one-fourth of the option vests on the first anniversary of the grant date and 1/48th of the original grant vests each additional month of service.

(2)	The terms of the SARs are essentially identical to those of the options granted on the same date and they have the same vesting schedule and same exercise price.

(3)	This was one of eight non-qualified, performance-based options granted by the Compensation Committee on June 26, 2001 to employees who had been given year-long goals in January 2001. The exercise price was set at $3.10, which the committee determined to be approximately equal to the average market price during January 2001. The grants vested on December 31, 2001 to the extent that the individual goals had been achieved by the respective employees. It was determined that 12,000 of the 12,500 shares originally covered by the option issued to Dr. Tsukamoto had been earned, and the remaining 500 shares were cancelled. In accordance with APB 25, the company recorded $19,375 of compensation expense in 2001 in respect of this award.

(4)	Restricted stock units granted under our 2006 Equity Incentive Plan. These restricted stock units vest ratably over a three to four-year period on each grant date anniversary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole. Our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel, who serves as our compliance officer. In addition, the Corporate Governance Committee of the Board of Directors is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and the Corporate Governance Committee charter are posted on the corporate governance section of our website at www.stemcellsinc.com.

In evaluating related party transactions and potential conflicts of interest, our compliance officer and independent directors apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the company.

Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his consulting agreement, Dr. Weissman provides consulting services to us and serves on our Scientific Advisory Board. In return, we pay Dr. Weissman $50,000 per year for his services and we granted him, in 1997, an option to purchase 500,000 shares of common stock for $5.25 per share. This option expired in 2007 on the ten-year anniversary of its grant without being exercised. We also agreed to nominate Dr. Weissman for a position on the Board of Directors, and he agreed to serve if elected. Since October 1, 2000, he has been compensated for this service in the same manner and amount as other non-employee members of the Board. The consulting agreement with Dr. Weissman contains confidentiality, non-competition, and assignment of invention provisions and is for a term of fifteen years, subject to earlier termination by either party.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Tax Fees

The Board of Directors, upon the recommendation of the Audit Committee, has selected the independent accounting firm of Grant Thornton LLP to audit the accounts of the company for the year ending December 31, 2010.

The Audit Committee considered the tax compliance services provided by Grant Thornton LLP, concluded that provision of such services is compatible with maintaining the independence of the independent accountants, and approved the provision by Grant Thornton LLP of tax compliance services with respect to the year ending December 31, 2009.

The Audit Committee received the following information concerning the fees of the independent accountants for the years ended December 31, 2008 and 2009, has considered whether the provision of these services is compatible with independence of the independent accountants, and concluded that it is:

	Year Ended
	12/31/09	12/31/08

Audit fees(1)	$446,023	$454,460
Tax fees	$27,820	$30,934

(1)	Audit fees represents fees for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements, and review of audit-related SEC filings; also includes fees related to issuing comfort letter(s) in 2008 and 2009.

Audit and tax fees include administrative overhead charges and reimbursement for out-of-pocket expenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent auditors in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the auditors’ independence. Under the policy, pre-approval is generally provided up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve additional services on a case-by-case basis. During 2009 and 2008, all services performed by our independent auditors were pre-approved.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board, and selects an independent public accounting firm to perform these audits. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2009, Grant Thornton LLP, had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee oversaw the independent public accounting firm’s qualifications and independence, as well as its performance. The Audit Committee assisted the Board in overseeing the preparation of the company’s financial statements, the company’s compliance with legal and regulatory requirements, and the performance of the company’s internal audit function. The Audit Committee met with personnel of the company and Grant Thornton LLP to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in the company’s Annual Report to Stockholders and other related matters.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2009 audited by Grant Thornton LLP, as well as management’s report on internal control over financial reporting, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. The Audit Committee has discussed with Grant Thornton LLP various matters related to the financial statements, including those matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance). The Audit Committee has also discussed with Grant Thornton LLP its report on internal control over financial reporting, has received the written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (Rule 3526), and has discussed with Grant Thornton LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved the recommendation, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE

Eric Bjerkholt, Chairman
Ricardo Levy, Ph.D.
John Schwartz, Ph.D.

PROPOSAL NUMBER 1

Election of Directors

The number of directors is currently fixed at six. Both our restated certificate of incorporation, as amended to date, and our amended and restated by-laws provide for the classification of the Board of Directors into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, who are now Class I directors, as Class I directors for a term of three years expiring at the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Both Class I director nominees have been recommended by the company because of their past experience serving on the company’s Board of Directors, the breadth of their business expertise, sound judgment, and demonstrated leadership, among other things. In prior years, the Class II and Class III directors were nominated for appointment to the Board for similar reasons. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

The nominees for election as Class I directors, and the incumbent and continuing Class II and Class III directors, are as follows:

NOMINEES FOR ELECTION AS CLASS I DIRECTORS — TERMS TO EXPIRE 2013

Name	Principal Occupation	Age*	Position

Eric Bjerkholt	Senior Vice President and CFO, Sunesis Pharmaceuticals, Inc.	50	Director
John Schwartz, Ph.D.	President, Quantum Strategies Management Company	75	Director, Chairman of the Board

*	Ages are as of April 1, 2010.

Eric Bjerkholt was elected to the Board of Directors of the company in March 2004. He is senior vice president and chief financial officer of Sunesis Pharmaceuticals, Inc., a small molecule biopharmaceutical company in South San Francisco, California. Before joining Sunesis, Mr. Bjerkholt served as the senior vice president and chief financial officer of IntraBiotics Pharmaceuticals, Inc. Previously, Mr. Bjerkholt co-founded LifeSpring Nutrition, Inc., a privately held nutraceutical company, and served as its chief financial officer, and later as its president and chief executive officer. From 1990 to 1997, Mr. Bjerkholt was an investment banker at J.P. Morgan & Co., Inc. Mr. Bjerkholt holds an M.B.A. from Harvard Business School and a Cand. Oecon degree in economics and econometrics from the University of Oslo, Norway. He is a member of the board of directors of Round Table Pizza, Inc.

John Schwartz, Ph.D., was elected to the Board of Directors of the company in December 1998 and was elected the chairman of the Board at the same time. He is the former president and chief executive officer of SyStemix, Inc. Dr. Schwartz is currently the president of Quantum Strategies Management Company, a registered investment advisor located in Palo Alto, California. Prior to his positions at SyStemix, he served as assistant professor, vice president and general counsel at Stanford University in California. Dr. Schwartz graduated from Harvard Law School in 1958 and received his Ph.D. degree in physics from the University of Rochester in 1965.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

INCUMBENT CLASS II DIRECTORS — TERMS EXPIRE 2011

Name	Principal Occupation	Age*	Position

Ricardo Levy, Ph.D.	Lead Director, Renegy Holdings, Inc.	65	Director
Irving Weissman, M.D.	Professor, Stanford University	70	Director

*	Ages are as of April 1, 2010.

Ricardo Levy, Ph.D. was elected to the company’s Board of Directors in September 2001. Dr. Levy is the lead director of Renegy Holdings, Inc. and has been a member of its board of directors since October 2007. Dr. Levy served as chairman of the board of Catalytica Energy Systems, Inc., between 1995 and 2007 when the company merged to form Renegy. He also served as director of Catalytica Pharmaceuticals Inc. from 1995 to 2000. Prior to this, in 1974, Dr. Levy cofounded Catalytica, Inc., a manufacturing technology and components company. He served as Catalytica’s chief operating officer from 1974 until 1991 and as its president and chief executive officer until December 2000, when Catalytica and Catalytica Pharmaceuticals were both sold to DSM N.V. Before founding Catalytica, Dr. Levy was a founding member of Exxon’s chemical physics research team, and prior to that he served as the chief executive officer of Sudamericana C.A. in Quito, Ecuador. He currently also serves on the board of directors of Accelrys Inc. (formerly Pharmacopeia, Inc.) and NovoDynamics, Inc. Dr. Levy holds an M.S. from Princeton University and a Ph.D. in chemical engineering from Stanford University.

Irving Weissman, M.D. was elected to the Board of Directors of the company in September 1997 and has served as the chairman of the company’s Scientific Advisory Board since that time. Dr. Weissman is the Virginia and Daniel K. Ludwig Professor of Cancer Research, Professor of Pathology and Professor of Developmental Biology at Stanford University. He is also the director of the Stanford Institute for Stem Cell Biology and Regenerative Medicine and the director of the Stanford Comprehensive Cancer Center. Previously, Dr. Weissman was a cofounder of SyStemix, Inc. and cofounder and a director of Cellerant Therapeutics, Inc., both stem cell sciences companies. He has also served on the scientific advisory boards of several biotechnology companies, including Amgen, DNAX and T-Cell Sciences. Dr. Weissman is a member of the National Academy of Science, the Institute of Medicine of the National Academies, the American Academy of Arts and Sciences, the American Society of Microbiology, and several other societies.

INCUMBENT CLASS III DIRECTORS — TERMS TO EXPIRE 2012

Name	Principal Occupation	Age*	Position

Martin McGlynn	President and Chief Executive Officer, StemCells, Inc.	63	Director, Executive Officer
Roger Perlmutter, M.D., Ph.D.	Executive Vice President, Research and Development, Amgen, Inc.	57	Director

*	Ages are as of April 1, 2010.

Martin McGlynn joined the company on January 15, 2001, when he was appointed president and chief executive officer of the company and of its wholly-owned subsidiary, StemCells California, Inc. He was elected to the Board of Directors in February 2001. Mr. McGlynn began his career with Becton Dickinson, Ireland Ltd., and spent 8 years in manufacturing operations. He joined Abbott Labs in 1977 where he held positions as the general manager of Abbott Ireland Ltd., the president and general manager of Abbott Canada Ltd. and the vice president of Abbott International Ltd. In 1990, he joined the BOC Group as the president of Anaquest, Inc., a company focused on anesthesia and acute care pharmaceuticals. From 1994 until he joined StemCells, Mr. McGlynn was the president and chief executive officer of Pharmadigm, Inc., a privately held company in Salt Lake City, Utah, engaged in research and development in the fields of inflammation and genetic immunization. Mr. McGlynn is a native of Dublin, Ireland. He received a Bachelor of Commerce degree from University College, Dublin, Ireland in 1968, a diploma in industrial engineering from the Irish Institute of Industrial Engineering in 1970, and a diploma in production planning from the University of Birmingham, England in 1971. He is a former member of the board of directors of the Confederation of Irish Industries and the Pharmaceutical Manufacturers Association of Canada.

Roger Perlmutter, M.D., Ph.D., was elected to the company’s Board of Directors in December 2000. Dr. Perlmutter is the executive vice president of research and development of Amgen, Inc., a position he has held since January 2001. Prior to joining Amgen, he was the executive vice president of worldwide basic research and preclinical development of Merck Research Laboratories, a division of Merck & Co., Inc., a position he had held since August 1999. He joined Merck in February 1997 as the senior vice president of Merck Research Laboratories, from February 1997 to December 1998 and as its executive vice president from February 1999 to January 2001. Prior to joining Merck, Dr. Perlmutter was a professor in the Departments of Immunology, Biochemistry and Medicine at the University of Washington from January 1991 to January 1997 and served as chairman of the Department of Immunology at the University of Washington from May 1989 to January 1997. He also was an investigator at the Howard Hughes Medical Institute from October 1991 to January 1997. Dr. Perlmutter was a member of the board of directors of The Irvington Institute for Immunological Research from 1997 to 2001 and of the Institute for Systems Biology, where he has been its chairman of the board since 1999. Dr. Perlmutter is licensed to practice medicine in the State of Washington. He graduated from Reed College in 1973 and received his M.D. and Ph.D. degrees from Washington University, St. Louis, Missouri in 1979.

PROPOSAL NUMBER 2

Ratification of Selection of Independent Public Accountants

The company is asking the stockholders to ratify the selection of Grant Thornton LLP as the company’s independent public accountants for the fiscal year ending December 31, 2010. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee of the Board at its discretion could decide to terminate the engagement of Grant Thornton LLP and engage another firm at any time if the Audit Committee determines that such a change would be necessary or desirable in the best interests of the company and its stockholders.

A representative of Grant Thornton LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the company’s proxy materials for the 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by our corporate secretary on or before December 23, 2010.

Stockholders who wish to make a proposal at the 2011 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, must notify us no later than March 8, 2011 (see Rule 14a-4 under the Exchange Act). If a stockholder who wishes to present a proposal fails to notify us by March 8, 2011, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.

Stockholder Nominations of Directors

Stockholders or groups of stockholders that, individually or as a group, have beneficially owned at least 5% of the company’s common stock for at least one year prior to the date of such submission (the “Nominating Stockholder”) may submit a candidate for nomination for election as a director at any annual meeting of stockholders in accordance with Board policy. The submission must be in writing and delivered to StemCells, Inc., Attn: Secretary, Board of Directors, 3155 Porter Drive, Palo Alto, California 94304, no later than on or about April 4, 2011 for nominees to be considered for nomination at the 2011 annual meeting. Submissions must include the name, address and number of shares of common stock beneficially owned by each participant in the Nominating Stockholder group, a representation that the Nominating Stockholder meets the requirements described in the Board policy and will continue to meet them through the date of the annual meeting, a description of all arrangements or understandings between or among the Nominating Stockholder group (or any participant in the Nominating Stockholder group) and the candidate or any other person or entity regarding the candidate, all information regarding the candidate that the company would be required to disclose in a proxy statement under SEC rules, including whether the candidate is independent or, if not, a description of the reasons why not, the consent of the candidate to serve as a director, and representations by the candidate regarding his or her performance of the duties of a director. Full details may be obtained from the secretary of the Board of Directors at the address above or on our website at www.stemcellsinc.com. The Corporate Governance Committee will consider and evaluate up to two candidates recommended in accordance with this policy in connection with any annual meeting. The Corporate Governance Committee will consider and evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources.

In addition, the company’s by-laws provide that a stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the Secretary accompanied by a petition signed by at least 100 record holders of capital stock of the company representing in the aggregate 1% or more of the outstanding shares entitled to vote in the election of directors, which petition must show the class and number of shares held by each person. To be timely, such notice and petition must be received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the meeting, except if less than 70 days notice of the date of the meeting is given to stockholders, in which case the notice and petition must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made. The requesting stockholder is required to provide information with respect to the nominee(s) for director similar to that described above, as more fully set forth in the company’s by-laws.

Form 10-K

The company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, is available without charge upon request by writing to StemCells, Inc. at 3155 Porter Drive, Palo Alto, California 94304, Attention: Investor Relations. A copy of this report is also available through our website at www.stemcellsinc.com or, alternatively, at www.sec.gov.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to StemCells, Inc., 3155 Porter Drive, Palo Alto, California 94304, Attention: Investor Relations.

Other Business

The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

By Order of the Board of Directors

Kenneth B. Stratton, J.D.
Secretary

April 22, 2010

STEMCELLS, INC. C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX8694 EDISON, NJ 08818-8694 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 1. Election of Directors Nominees 01 Eric Bjerkholt 02 John Schwartz, Ph.D. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the selection of Grant Thornton LLP as independent public accountants of the company for the fiscal year ending December 31, 2010. NOTE: In their discretion, upon such other matters that may properly come before the meeting or any postponements or adjournments thereof. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000060830_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com. STEMCELLS, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder, by completing this card, hereby appoints Martin McGlynn and Kenneth Stratton, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of StemCells, Inc. to be held on June 3, 2010 at 3155 Porter Drive, Palo Alto, California at 2:00 p.m., local time, or at any postponements or adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000060830_2 R2.09.05.010